EXHIBIT 99.1

FreightCar America, Inc. Reports Third Quarter 2019 Results

Company expects to finish its 24-month ‘Back to Basics’ initiative at year-end with more than $5,000 savings in material cost per average railcar on a run-rate basis, $12 million in future cash savings from fixed cost reductions, and four key new or redesigned products. Focus now shifts to completing the Company’s recently announced joint venture plant in Mexico and weathering industry headwinds.

CHICAGO, Oct. 30, 2019 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the third quarter ended September 30, 2019.

Business Highlights

  Third quarter revenue of $40.7 million on deliveries of 467 units
  Third quarter net loss of $35.7 million, or $2.83 per diluted share, which includes a non-cash goodwill impairment charge of $21.5 million, or $1.74 per share
  Total cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit of $59.9 million at September 30, 2019
  Backlog as of September 30, 2019 totaled 1,704 railcars with an aggregate value of approximately $188 million
  Company reaffirmed 2019 delivery guidance of between 2,200 and 2,500 railcars
  During the quarter, the Company announced the formation of a joint venture with Fabricaciones y Servicios de México, S.A. de C.V. (“Fasemex”) to manufacture railcars in Castaños, Mexico
  The Company also announced during the quarter the closure of its Roanoke, Virginia manufacturing facility which, when combined with the new lease agreement for its Shoals facility, is expected to result in $12 million per year in future cash savings
  The Company also reaffirmed material cost savings guidance of between $2,000 and $3,000 per railcar, on a run-rate basis which, when combined with savings achieved in 2018, yields more than $5,000 per railcar, excluding commodity price movements

“We are pleased with the foundational improvements achieved over the prior 24 months and our ability to more successfully compete than in the recent past,” said Jim Meyer, President and Chief Executive Office of FreightCar America. “At the same time, continued industry headwinds have delayed the impact of our improvements and our potential to demonstrate results, as indicated by our third quarter performance. Nevertheless, we remain committed to completing our new product plans and to the recently announced new footprint in Mexico. When the new plant is finished, FreightCar America will have the most modern railcar plants in both the U.S. and Mexico.”

Third Quarter Results

  Consolidated revenues were $40.7 million in the third quarter of 2019 compared to $79.0 million in the same quarter of 2018. The Company delivered 467 railcars in the third quarter of 2019, which included 255 new railcars and 212 rebuilds. This compares to 888 railcars delivered in the third quarter of 2018, which included 498 new railcars and 390 rebuilt railcars.

  Consolidated operating loss for the third quarter of 2019 was $36.3 million, compared to an operating loss of $8.7 million for the third quarter of 2018.

  The Company recorded a $21.5 million impairment charge after completing its annual review of goodwill and intangible assets. The charge is related to the decline of the Company’s common stock price, the Company’s most recent financial results and the current condition of the freight car market.

  Net loss in the third quarter of 2019 was $35.7 million, or $2.83 per diluted share, compared to net loss of $6.2 million, or $0.50 per diluted share, in the third quarter of 2018.

  Cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit were $59.9 million as of September 30, 2019, compared to $68.0 million at December 31, 2018.

Third Quarter 2019 Conference Call & Webcast Information

The Company will host a conference call and live webcast on Thursday, October 31, 2019 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s third quarter 2019 financial results. To participate in the conference call, please dial (800) 230-1093, Confirmation Number 473325.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast
Conference ID#: 473325

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on October 31, 2019 until 11:59 p.m. (Eastern Standard Time) on December 1, 2019.  To access the replay, please dial (800) 475-6701.  The replay pass code is 473325.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

About FreightCar America

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars and coal cars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward-Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the Shoals facility, including the facility not meeting internal assumptions or expectations and unforeseen liabilities from Navistar; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2019	December 31, 2018
Assets	(in thousands)
Current assets
Cash, cash equivalents and restricted cash equivalents	$59,441	$45,070
Restricted certificates of deposit	506	4,952
Marketable securities	-	18,019
Accounts receivable, net	8,735	18,218
Inventories, net	55,656	64,562
Other current assets	7,672	5,012
Total current assets	132,010	155,833

Property, plant and equipment, net	38,912	45,317
Railcars available for lease, net	47,051	64,755
Right of use asset	69,208	-
Goodwill	-	21,521
Other long-term assets	2,106	2,311

Total assets	$289,287	$289,737

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$23,994	$34,749
Accrued payroll and other employee costs	4,211	1,639
Reserve for workers' compensation	3,816	3,344
Accrued warranty	7,666	9,309
Customer deposits	1,281	3,000
Deferred income state and local incentives, current	2,219	2,219
Deferred rent, current	-	6,466
Lease liability, current	17,144	-
Other current liabilities	1,402	1,324
Total current liabilities	61,733	62,050
Long-term debt	10,200	-
Accrued pension costs	5,574	5,841
Accrued postretirement benefits, less current portion	4,694	4,975
Deferred income state and local incentives, long-term	5,277	6,941
Deferred rent, long-term	-	15,519
Lease liability, long-term	68,804	-
Other long-term liabilities	4,009	801
Total liabilities	160,291	96,127

Stockholders’ equity
Preferred stock	-	-
Common stock	127	127
Additional paid in capital	82,550	90,593
Treasury stock, at cost	(983)	(9,721)
Accumulated other comprehensive loss	(8,057)	(8,188)
Retained earnings	55,359	120,799
Total stockholders' equity	128,996	193,610
Total liabilities and stockholders’ equity	$289,287	$289,737

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

	(In thousands, except for share and per share data)

Revenues	$40,651	$78,968	$185,020	$228,684
Cost of sales	46,061	82,806	191,255	228,279
Gross profit (loss)	(5,410)	(3,838)	(6,235)	405
Selling, general and administrative expenses	7,772	5,448	30,791	21,829
Loss on sale of railcars available for lease	42	-	5,238	-
Gain on sale of facility	-	(573)	-	(573)
Restructuring and impairment charges	23,032	-	24,351	-
Operating loss	(36,256)	(8,713)	(66,615)	(20,851)
Interest expense and deferred financing costs	(223)	(26)	(374)	(85)
Other income	363	452	765	1,421
Loss before income taxes	(36,116)	(8,287)	(66,224)	(19,515)
Income tax provision (benefit)	(387)	(2,115)	(576)	(4,603)
Net loss	$(35,729)	$(6,172)	$(65,648)	$(14,912)

Net loss per common share – basic	$(2.83)	$(0.50)	$(5.20)	$(1.20)

Net loss per common share – diluted	$(2.83)	$(0.50)	$(5.20)	$(1.20)

Weighted average common shares outstanding – basic	12,359,478	12,325,718	12,349,670	12,316,497

Weighted average common shares outstanding – diluted	12,359,478	12,325,718	12,349,670	12,316,497

Dividends declared per common share	$-	$-	$-	$-

FreightCar America, Inc.
Segment Data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
		(In thousands)	(In thousands)
Revenues:
Manufacturing	$37,868	$75,162	$176,280	$217,946
Corporate and Other	2,783	3,806	8,740	10,738
Consolidated Revenues	$40,651	$78,968	$185,020	$228,684

Operating Loss:
Manufacturing	$(30,788)	$(5,906)	$(43,444)	$(8,014)
Corporate and Other	(5,468)	(2,807)	(23,171)	(12,837)
Consolidated Operating Loss	$(36,256)	$(8,713)	$(66,615)	$(20,851)

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities	(in thousands)

Net loss	$(65,648)	$(14,912)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Restructuring and impairment charges	24,351	-
Net proceeds from Shoals transaction	-	2,655
Depreciation and amortization	9,487	8,341
Amortization expense - right-of-use leased assets	8,168	-
Recognition of deferred income from state and local incentives	(1,665)	(1,665)
Loss on sale of railcars available for lease	5,131	-
Deferred income taxes	(346)	(4,840)
Stock-based compensation recognized	754	2,511
Other non-cash items, net	(1,364)	(260)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	9,483	(31,305)
Inventories	10,407	(14,465)
Inventories on lease	-	(32,228)
Other assets	(1,706)	406
Accounts and contractual payables	(11,206)	18,159
Accrued payroll and employee benefits	1,254	(449)
Income taxes receivable/payable	(289)	814
Accrued warranty	(1,643)	1,464
Lease liability	(13,210)	-
Other liabilities	2,906	(604)
Accrued pension costs and accrued postretirement benefits	(417)	(1,003)
Net cash flows used in operating activities	(25,553)	(67,381)

Cash flows from investing activities

Purchase of restricted certificates of deposit	(1,416)	(4,952)
Maturity of restricted certificates of deposit	5,862	5,220
Purchase of securities held to maturity	(1,986)	(101,356)
Proceeds from maturity of securities	20,025	117,442
Cost of railcars available for lease	-	(5,119)
Purchase of property, plant and equipment	(3,292)	(1,107)
Proceeds from sale of property, plant and equipment and railcars available for lease	11,519	2,458
Net cash flows provided by investing activities	30,712	12,586

Cash flows from financing activities

Proceeds from line of credit borrowings	10,200	-
Employee stock settlement	(59)	(117)
Deferred financing costs	(929)	-
Net cash flows provided by (used in) financing activities	9,212	(117)

Net increase (decrease) in cash and cash equivalents	14,371	(54,912)
Cash, cash equivalents and restricted cash equivalents at beginning of period	45,070	87,788
Cash, cash equivalents and restricted cash equivalents at end of period	$59,441	$32,876

INVESTOR & MEDIA CONTACT	Christopher J. Eppel
TELEPHONE	(800) 458-2235